Exhibit 99.3

ADVANCED GLASSFIBER YARNS LLC

AGY Files for Reorganization; Receives Commitment for $15 Million in DIP Financing

Daily Operations Continue Worldwide

Aiken, South Carolina, December 11, 2002/PRNewswire — Advanced Glassfiber Yarns LLC (AGY), one of the largest global suppliers of glassfiber yarns used in a variety of electronic, industrial, construction and specialty applications, announced that it and its wholly-owned subsidiary AGY Capital Corp. filed voluntary petitions for reorganization under Chapter 11 of the U. S. Bankruptcy Code late last evening. The Company’s international operations are excluded from the filing. The Company also announced that it has received a commitment for up to $15 million of debtor-in-possession (DIP) financing, subject to court approval, from Wachovia Bank National Association, which will be used to fund ongoing working capital needs, employee obligations, and other expenses.

The Company, which previously announced that it was in restructuring discussions with its senior secured lenders regarding approximately $180 million of indebtedness under a term loan and revolving credit facility, as well as certain holders of the Company’s $150 million of 9 7/8% senior subordinated notes, intends to utilize the protections and benefits of the Chapter 11 process to continue such restructuring discussions and further implement its restructuring plan. Chief Restructuring Officer Marc Pfefferle said, “This filing represents a further step in the Company’s restructuring efforts.”

Mr. Pfefferle emphasized that during the Chapter 11 process, the Company’s commitment to fulfill its obligations to its customers remains strong. “Daily operations of our facilities will continue as usual, and our employees will continue to be paid and receive benefits without interruption. The options afforded through the Chapter 11 process, coupled with access to DIP financing, will enable the Company to pursue and implement its restructuring plan in an efficient manner, and will help ensure that the Company is positioned to fulfill ongoing obligations to its employees, customers and vendors throughout the world. This restructuring process will not alter our commitment to provide the highest quality yarns and services to our customers,” Pfefferle said.

The Company’s reorganization case was filed in the U.S. Bankruptcy Court for the District of Delaware in Wilmington. Information regarding this case can be obtained by dialing a toll free hotline at 866-262-9949. The Company will also be establishing an information link on its website, www.agy.com in the near future.

Certain matters discussed in this press release are forward-looking statements within the meaning of the federal securities laws. These statements are distinguished by use of the words “will,” “expect,” “intends” and words of similar meaning. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Factors that could cause actual results to differ materially from the Company’s current expectations include general economic conditions, conditions in the market for electronics products, changes in the cost of materials and labor used in manufacturing, and the other risks detailed in the Company’s periodic reports and registration statements filed from time to time with the SEC.